Exhibit 99.05
Southern Company
Consolidated Earnings
(In Millions of Dollars)

	Three Months Ended December			Year-to-Date December
	2012	2011	Change	2012	2011	Change
Income Account-
Retail Revenues-
Fuel	$1,034	$1,144	$(110)	$4,743	$5,686	$(943)
Non-Fuel	2,085	1,996	89	9,444	9,385	59
Wholesale Revenues	414	392	22	1,675	1,905	(230)
Other Electric Revenues	157	147	10	616	611	5
Non-regulated Operating Revenues	13	17	(4)	59	70	(11)
Total Revenues	3,703	3,696	7	16,537	17,657	(1,120)
Fuel and Purchased Power	1,239	1,353	(114)	5,601	6,870	(1,269)
Non-fuel O & M	974	1,101	(127)	3,791	3,938	(147)
MC Asset Recovery Insurance Settlement	—	—	—	(19)	—	(19)
Depreciation and Amortization	452	438	14	1,787	1,717	70
Taxes Other Than Income Taxes	224	215	9	914	901	13
Total Operating Expenses	2,889	3,107	(218)	12,074	13,426	(1,352)
Operating Income	814	589	225	4,463	4,231	232
Allowance for Equity Funds Used During Construction	41	40	1	143	153	(10)
Interest Income	6	7	(1)	40	21	19
Interest Expense, Net of Amounts Capitalized	210	219	(9)	859	857	2
Other Income (Expense), net	(16)	(44)	28	(38)	(61)	23
Income Taxes	236	96	140	1,334	1,219	115
Net Income	399	277	122	2,415	2,268	147
Dividends on Preferred and Preference Stock of Subsidiaries	16	16	—	65	65	—
NET INCOME AFTER DIVIDENDS ON PREFERRED AND PREFERENCE STOCK (See Notes)	$383	$261	$122	$2,350	$2,203	$147

Notes
- Certain prior year data has been reclassified to conform with current year presentation.

- All figures in this earnings release are preliminary and remain subject to the completion of normal year-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-K.